EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Jason Wong
(973) 254-7612
jason.wong@tiffany.com

TIFFANY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

New York, N.Y., March 20, 2020 - Tiffany & Co. (NYSE: TIF; the “Company”) today reported its financial results for the three months (“fourth quarter”) and 12 months (“full year”) ended January 31, 2020. Net sales increased 3% in the fourth quarter and were approximately unchanged in the full year, as compared to the respective prior year periods.

In the fourth quarter:

•
Worldwide net sales of $1.4 billion and comparable sales both increased 3% from the prior year; on a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), net sales and comparable sales also increased 3% from the prior year.

◦	Worldwide net sales and comparable sales, excluding the Hong Kong market in both years, increased by 5% each from the prior year. The effect of foreign currency translation was not significant.

•
Net earnings of $201 million were 2% lower than the prior year’s $205 million, and net earnings per diluted share were $1.66 versus $1.67 in the prior year. Excluding certain costs recorded in the period related to the proposed acquisition of the Company (the “Merger”) by LVMH Moët Hennessy - Louis Vuitton SE (“LVMH”), pursuant to the Agreement and Plan of Merger, dated as of November 24, 2019 (the “Merger Agreement”) by and among the Company, LVMH, Breakfast Holdings Acquisition Corp. and Breakfast Acquisition Corp., fourth quarter net earnings were $218 million, or $1.80 per diluted share (see “Non-GAAP Measures”).

In the full year:

•
Worldwide net sales were approximately unchanged at $4.4 billion and comparable sales declined 1% from the prior year; on a constant-exchange-rate basis, net sales increased 1% from the prior year and comparable sales were approximately unchanged.

•
Net earnings of $541 million were 8% lower than the prior year’s $586 million, and net earnings per diluted share were $4.45 versus $4.75 in the prior year. Excluding the aforementioned costs recorded in the period related to the Merger, full year net earnings were $558 million, or $4.59 per diluted share (see “Non-GAAP Measures”).

Alessandro Bogliolo, Chief Executive Officer, said, “We look back on fiscal 2019 as a year of progress on all of our strategic initiatives. We attribute the acceleration in the fourth quarter across most of our markets to our focus on elevating our sales mix towards higher value items within each jewelry product category, with the largest growth being in our gold and gold and diamond offerings. The higher price points of these items contributed to the approximately 10% increase in our overall average unit retail price this full year compared to the prior year.

“Fiscal 2019 also reflected the impact of well-executed introductions of new products. Our men’s category was reinvigorated with a collection of new designs that we believe resonated well with our customers. The Tiffany T color collection has been a very successful addition to the iconic Tiffany T collection. We look forward to bringing similar excitement to our customers with very powerful new designs in 2020.

“The continuing investment in our store network has been multi-faceted with openings, relocations or major renovations of our flagship stores in Shanghai, Hong Kong, London and Sydney. This year, we surprised and delighted our customers with our concept store on Cat Street in Tokyo, several pop-up stores around the world along with our strategic global Tiffany Blue Box Café openings in Shanghai and Hong Kong. In New York, we started the transformative renovation of our landmark store on Fifth Avenue and the Tiffany Flagship Next Door opened this January featuring decorative collaborations in its unique space.”

Mr. Bogliolo also said, “Our primary focus now is on preparing our Company, business and communities for the COVID-19 pandemic and the return to normal operations. The health and well-being of our employees and customers are critical and we continue to adopt recommended safeguards and plans at our stores, offices and factories as circumstances change. We have had to temporarily close or shorten operating hours of certain stores around the globe. For example, in the Chinese Mainland, since January 24, 2020, we have lost approximately half of our total normal retail trading days as a result of closures or shortened hours of operations. Our agile teams are aligned to continually assess the dynamic conditions resulting from the global outbreak to determine our near-term actions.”

Mr. Bogliolo concluded, “Due to the pending completion of the Merger, we will not be communicating an outlook for the full year as we have traditionally done.”

Net sales by region were as follows:

•
In the Americas, total net sales increased 4% in the fourth quarter and decreased 2% in the full year as compared to the prior year, to $640 million and $1.9 billion, respectively; comparable sales increased 3% in the fourth quarter and decreased 2% in the full year. Sales increased across most of the region in the fourth quarter, which management attributed to an increase in spending by local customers. In the full year, sales decreased across most of the region, which management attributed to lower spending by foreign tourists. On a constant-exchange-rate basis, total sales increased 4% and comparable sales increased 3% in the fourth quarter; total sales and comparable sales both decreased 2% in the full year.

•
In Asia-Pacific, total net sales increased 8% in the fourth quarter and 2% in the full year, to $342 million and $1.3 billion, respectively; comparable sales increased 7% in the fourth quarter and decreased 1% in the full year. Total sales growth in both periods reflected increased wholesale sales, as well as business sales in the full year. Sales performance in both periods reflected double-digit growth in the Chinese Mainland, significant disruptions in Hong Kong beginning earlier in the year and mixed performance in other markets in the region. Management also attributed these sales results to higher spending by local customers, partially offset by lower spending by foreign tourists. On a constant-exchange-rate basis, total sales increased 10% in the fourth quarter and 5% in the full year, while comparable sales increased 9% in the fourth quarter and 3% in the full year, as compared to the prior year.

•
In Japan, total net sales decreased 8% in the fourth quarter and increased 1% in the full year, to $180 million and $650 million, respectively; comparable sales decreased 8% in the fourth quarter and were unchanged in the full year. Management believes that the sales decrease in the fourth quarter reflected the Japanese consumers’ response to the increase in Japan’s consumption tax that took effect on October 1, 2019. On a constant-exchange-rate basis, total sales decreased 10% in the fourth quarter and were unchanged in the full year, and comparable sales decreased 10% and 1%, respectively.

•
In Europe, total net sales increased 4% in the fourth quarter and decreased 1% in the full year, to $168 million and $498 million, respectively; comparable sales increased 5% in the fourth quarter and declined 1% in the full year. The increase in the fourth quarter reflected sales growth across most of the region, which management attributed to higher spending by both local customers and foreign tourists. Management attributed the decrease in the full year to the effect of foreign currency translation. On a constant-exchange-rate basis, total sales increased 4% in the fourth quarter and 2% in the full year and comparable sales increased 5% and 2%, respectively.

•
Other net sales decreased 9% to $26 million in the fourth quarter and 2% to $94 million in the full year, primarily due to a decrease in the wholesale sales of diamonds. Comparable sales increased 11% and decreased 9% in the fourth quarter and the full year, respectively.

•
Tiffany opened nine Company-operated stores in the full year and closed four. At January 31, 2020, the Company operated 326 stores (124 in the Americas, 91 in Asia-Pacific, 58 in Japan, 48 in Europe, and five in the UAE).

•
Sales for jewelry categories in the full year were as follows: Jewelry collections increased 2%; Engagement jewelry declined 2%; and Designer jewelry declined 6%. The increase in sales in the Jewelry collections category was primarily driven by the Tiffany T collection and High jewelry, partially offset by softness in other collections.

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) of 63.3% in the fourth quarter and 62.4% in the full year decreased as compared to 63.8% and 63.3% in the respective prior year periods. The decrease in the full year is primarily attributable to a shift in sales mix toward higher price point jewelry, which normally carries a lower gross margin.

•
Selling, general and administrative (“SG&A”) expenses increased 3% in the fourth quarter and were approximately unchanged in the full year. These changes reflected costs recorded in the respective periods related to the Merger, as well as increased store occupancy and depreciation expenses in both periods, decreased marketing spending in both periods and increased labor and incentive compensation costs in the fourth quarter but a decrease in such costs for the full year. Excluding the aforementioned costs related to the Merger, SG&A expenses decreased 1% in both the fourth quarter and the full year of 2019 (see “Non-GAAP Measures”).

•
Earnings from operations as a percentage of net sales (“operating margin”) was 19.8% in the fourth quarter and 16.6% in the full year, compared to 20.3% and 17.8% in the respective prior year periods. Excluding the aforementioned costs related to the Merger, operating margin was 21.4% in the fourth quarter and 17.0% in the full year of 2019 (see “Non-GAAP Measures”).

•	The effective income tax rate for the fourth quarter of 2019 was 22.1% versus 20.3% in the prior year. The effective income tax rate for the full year was 21.6% versus 21.1% in the prior year.

•
The Company repurchased approximately 1.8 million shares of its Common Stock in the full year at a total cost of $163.4 million and an average cost of approximately $91 per share. Pursuant to certain restrictions set forth in the Merger Agreement, the Company did not repurchase any shares of its Common Stock in the fourth quarter.

•	Net inventories at January 31, 2020 were largely unchanged from the prior year.

•
At January 31, 2020, cash and cash equivalents and short-term investments totaled $897 million. Total debt (short-term borrowings and long-term debt) of $1.0 billion represented 31% of stockholders’ equity as compared to 32% a year ago.

Conference Call:
In light of the Company’s entry into the Merger Agreement, the Company will not conduct a conference call to review its results for the three and 12 months ended January 31, 2020. These results are set forth in the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission.

Next Scheduled Announcement:
The Company expects to report its financial results for the first quarter ending April 30, 2020 on June 5, 2020 by issuing a news release. To receive email alerts of this as well as other future announcements, please register at investor.tiffany.com (and click on “Contact Us/Email Alerts”).

About Tiffany & Co.:
In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omnichannel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit www.tiffany.com.

Forward-Looking Statements:
The historical trends and results reported in this release should not be considered an indication of future performance. Further, statements contained in this release that are not statements of historical fact, including those that refer to plans, assumptions and expectations for future periods, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the Merger and the anticipated benefits thereof. Forward-looking statements include, but are not limited to, statements that can be identified by the use of words such as 'expects,' 'projects,' 'anticipates,' 'assumes,' 'forecasts,' 'plans,' 'believes,' 'intends,' 'estimates,' 'pursues,' 'scheduled,' 'continues,' 'outlook,' 'may,' 'will,' 'can,' 'should' and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's plans, assumptions, expectations, beliefs and objectives with respect to the Merger; store openings and closings; store productivity; the renovation of the Company's New York Flagship store, including the timing and cost thereof, and the temporary relocation of its retail operations to 6 East 57th Street; product introductions; sales; sales growth; sales trends; store traffic; the Company's strategy and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company's objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest expense and financing costs; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic and geopolitical conditions; growth opportunities; litigation outcomes and recovery related thereto; amounts recovered under Company insurance policies; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are not guarantees of future results and are based upon the current views, assumptions and plans of management, and speak only as of the date on which they are made and are subject to a number of factors, risks and uncertainties, many of which are outside of our control. You should not place undue reliance on such statements. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors, risks and uncertainties include, but are not limited to: the recent outbreak of the novel coronavirus and changes in financial, business, travel and tourism, political, public health and other conditions, circumstances, requirements and practices resulting therefrom; global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events (including the potential for rapid and unexpected changes in government, economic and political policies, the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade, including as a result of changes in diplomatic and trade relations or agreements with other countries); weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company's product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company's third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors and suppliers with the Company's sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company's business and operations; failure to successfully implement or make changes to the Company's information systems; changes in the cost and timing estimates associated with the renovation of the Company's New York Flagship store; delays caused by third parties involved in the aforementioned renovation; any casualty, damage or destruction to the Company's New York Flagship store or 6 East 57th Street location; the Company's ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above; conditions to the completion of the Merger may not be satisfied or the regulatory approvals required for the Merger may not be obtained, in each case, on the terms expected or on the anticipated schedule which contemplates closing of the acquisition in the middle of 2020; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or affect the ability of the parties to recognize the benefits of the Merger; the effect of the announcement or pendency of the Merger on the Company's business relationships, operating results and business generally; risks that the Merger disrupts the Company's current plans and operations and potential difficulties in the Company's employee retention as a result of the Merger; potential litigation that may be instituted against the Company or its directors or officers related to the Merger or the Merger Agreement and any adverse outcome of any such litigation; the amount of the costs, fees, expenses and other charges related to the Merger, including in the event of any unexpected delays; other risks to consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period, or at all, which may affect the Company's business and the price of the common stock of the Registrant; and any adverse effects on the Company by other general industry, economic, business and/or competitive factors. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks. Developments relating to these and other factors may also warrant changes to the Company's operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such consequences and changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company's business and financial results is included under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, the definitive proxy statement on Schedule 14A that the Company filed on January 6, 2020, and in the Company's other filings made with the U.S. Securities and Exchange Commission ("SEC") from time to time, which are available via the SEC's website at www.sec.gov. Readers of this release should consider the risks, uncertainties and factors outlined above and in the aforementioned Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company’s operating results using the same measures that management uses to monitor and measure its performance. The Company’s management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.
Net Sales
The Company’s reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following tables reconcile the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2019 vs. 2018			Year-to-date 2019 vs. 2018
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	3%	—%	3%	—%	(1)%	1%
Americas	4	—	4	(2)	—	(2)
Asia-Pacific	8	(2)	10	2	(3)	5
Japan	(8)	2	(10)	1	1	—
Europe	4	—	4	(1)	(3)	2
Other	(9)	—	(9)	(2)	—	(2)

Comparable Sales:
Worldwide	3%	—%	3%	(1)%	(1)%	—%
Americas	3	—	3	(2)	—	(2)
Asia-Pacific	7	(2)	9	(1)	(4)	3
Japan	(8)	2	(10)	—	1	(1)
Europe	5	—	5	(1)	(3)	2
Other	11	—	11	(9)	—	(9)

	Fourth Quarter 2019 vs. 2018			Year-to-date 2019 vs. 2018
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Jewelry sales by product category:
Jewelry collections	6%	—%	6%	2%	(1)%	3%
Engagement jewelry	2	—	2	(2)	(2)	—
Designer jewelry	—	1	(1)	(6)	(1)	(5)

Statements of Earnings.
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in millions, except per share amounts)	GAAP	Charges related to the Merger [a]	Non-GAAP
Quarter Ended January 31, 2020
Gross Profit	$859.3	$1.0	$860.3
As a % of sales	63.3%	—%	63.3%
Selling, general & administrative expenses	590.4	(20.2)	570.2
As a % of sales	43.5%	(1.5)%	42.0%
Earnings from operations	268.9	21.2	290.1
As a % of sales	19.8%	1.6%	21.4%
Provision for income taxes	57.1	4.1	61.2
Effective income tax rate	22.1%	(0.2)%	21.9%
Net earnings	201.2	17.1	218.3
Diluted earnings per share*	1.66	0.14	1.80
Year Ended January 31, 2020
Gross Profit	$2,761.9	$1.0	$2,762.9
As a % of sales	62.4%	0.1%	62.5%
Selling, general & administrative expenses	2,029.3	(20.2)	2,009.1
As a % of sales	45.9%	(0.5)%	45.4%
Earnings from operations	732.6	$21.2	753.8
As a % of sales	16.6%	0.4%	17.0%
Provision for income taxes	149.2	$4.1	153.3
Effective income tax rate	21.6%	(0.1)	21.5%
Net earnings	541.1	17.1	558.2
Diluted earnings per share*	4.45	0.14	4.59

[a]	Expenses recorded in 2019 related to the Merger for professional fees and incentive compensation costs.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2020	2019	2020	2019
Net sales	$1,357.8	$1,320.6	$4,424.0	$4,442.1

Cost of sales	498.5	478.6	1,662.1	1,631.1

Gross profit	859.3	842.0	2,761.9	2,811.0

Selling, general and administrative expenses	590.4	573.6	2,029.3	2,020.7

Earnings from operations	268.9	268.4	732.6	790.3

Interest and other expenses, net	10.6	11.9	42.3	46.8

Earnings from operations before income taxes	258.3	256.5	690.3	743.5

Provision for income taxes	57.1	52.0	149.2	157.1

Net earnings	$201.2	$204.5	$541.1	$586.4

Net earnings per share:

Basic	$1.67	$1.68	$4.47	$4.77
Diluted	$1.66	$1.67	$4.45	$4.75

Weighted-average number of common shares:

Basic	120.4	121.7	121.1	122.9
Diluted	121.2	122.1	121.6	123.5

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	January 31, 2020	January 31, 2019
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$897.4	$855.3
Accounts receivable, net	240.0	245.4
Inventories, net	2,463.9	2,428.0
Prepaid expenses and other current assets	274.2	230.8

Total current assets	3,875.5	3,759.5

Operating lease right-of-use assets	1,102.7	—
Property, plant and equipment, net	1,098.8	1,026.7
Other assets, net	583.1	546.8

	$6,660.1	$5,333.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$147.9	$113.4
Accounts payable and accrued liabilities	541.5	513.4
Current portion of operating lease liabilities	202.8	—
Income taxes payable	16.4	21.4
Merchandise credits and deferred revenue	61.8	69.9

Total current liabilities	970.4	718.1

Long-term debt	884.1	883.4
Pension/postretirement benefit obligations	374.5	312.4
Long-term portion of operating lease liabilities	1,008.4	—
Other long-term liabilities	87.3	257.1
Deferred gains on sale-leasebacks	—	31.1
Stockholders’ equity	3,335.4	3,130.9

	$6,660.1	$5,333.0

TIF-E